Exhibit 10.3

Performance Shares Terms and Conditions

1.Award of Performance Shares. The Executive Organization & Compensation Committee (the “Committee”) of the Board of Directors of Applied Industrial Technologies, Inc. (“Applied”; together with its subsidiaries and affiliates, the “Company”) may award Performance Shares (the “Award”) to key senior officers of Applied who have broad policy-making functions and who directly contribute to the long-term success and profitability of the Company. The Committee has awarded you an Award with an Effective Date. The terms and conditions are set forth herein (the “Terms”) and together with the Applied Industrial Technologies, Inc. 2019 Long-Term Performance Plan (the “Plan”) govern your rights with respect to the Award. Notwithstanding the foregoing, however, in the event of any conflict between the provisions of the Plan and the Terms, the provisions of the Plan shall govern. Moreover, it should be noted that unless otherwise provided herein, capitalized words in the Terms shall have the same meanings as set forth in the Plan.
2.Rights during Performance Period. You shall not have the right to sell, exchange, transfer, pledge, hypothecate, or otherwise encumber your Award until all conditions with respect to vesting and distribution have been met. Until the issuance of shares of Applied common stock (“Shares”) to you in settlement of your Award has occurred, you shall not be treated as a shareholder with respect to the Shares.
3.Performance Period. The term “Performance Period” shall mean, for purposes of the Terms, the period from the Effective Date until the third-year anniversary of the Effective Date.
4.Vesting. Except as provided below or in Sections 5, 6, and 7, your Award will be 100% vested at the end of the Performance Period, in whole or in part based upon the achievement of the performance goals set by the Committee.
Because Awards are intended to create an incentive for recipients to act in the Company’s best interests, notwithstanding anything in the Terms to the contrary:
(a)    Your Award may be terminated or rescinded, and if applicable, you may be required immediately to repay all Shares (and any dividends and distributions thereon) issued pursuant to the Award within the previous twelve months (or any proceeds thereof), if the Committee determines, in good faith, that during your employment with the Company or otherwise during the Performance Period, you have committed an act inimical to the Company’s interests. Acts inimical to the Company’s interests shall include willful inattention to duty; willful violation of the Company’s published policies; acts of fraud or dishonesty involving the Company’s business; solicitation of the Company’s employees, customers, or suppliers to terminate or alter their relationship with Applied to the Company’s detriment; unauthorized use or disclosure of information regarding the Company’s business, employees, customers, and suppliers; and competition with the Company. All determinations by the Committee shall be effective at the time of your act.

(b)    The Committee may, in its sole discretion, require you immediately to repay Shares (and any dividends and distributions thereon) issued pursuant to the Award within the previous 36 months (or any proceeds thereof) if (I) Applied restates its historical consolidated financial statements and (II) the Committee determines, in good faith, that (x) the restatement is a result of your, or another executive officer’s, willful misconduct that is unethical or illegal, and (y) your earnings pursuant to the Award were based on materially inaccurate financial statements or materially inaccurate performance metrics that were invalidated by the restatement.

5.Separation from Service or Termination of Officer Status. If, during the Performance Period, you incur a Separation from Service from the Company due to death or Disability (as defined in Section 409A), then promptly following the availability of audited financial statements for the final year of the Performance Period, you (or your beneficiary whom you have designated to Applied in writing) shall be entitled to vesting of a portion of the Award (partial years shall be prorated by days) based on Applied’s actual performance relative to the performance goals for the individual years in the Performance Period that elapsed prior to your Separation from Service. In the event, however, that during the Performance Period, you incur a Separation from Service from the Company for any reason other than those specifically set forth above or in Sections 6 or 7 hereof, then your Award will be forfeited and no amount shall be due or payable to you pursuant to the Award. In addition, if, during the Performance Period, you cease to be an officer of Applied (but remain an employee of the Company), then your Award shall be forfeited and no amount shall be due or payable to you pursuant to the Award.
6.Retirement.

(a)Except as provided in (b) and (c) of this section, if you Retire during the Performance Period, then promptly following the availability of audited financial statements for the final year of the Performance Period, you (or your beneficiary whom you have designated to Applied in writing) shall be entitled to vesting of a portion of the Award (partial years shall be prorated by days) based on Applied’s actual performance relative to the performance goals for the individual years in the Performance Period that elapsed prior to your Separation from Service.

(b)If you Retire during the second or third years of the Performance Period (i) after attaining age 60, and (ii) with at least 10 years of service as an executive officer of Applied, you (or your beneficiary whom you have designated to Applied in writing) will be 100% vested in the Award at the end of the Performance Period. This benefit is expressly conditioned, however, on you providing three months’ prior notice to Applied (12 months’ prior notice to the Committee if you are Applied’s Chief Executive Officer) of your plans to Retire, which notice period may be waived or shortened by the Committee, in its good faith discretion, due to extenuating circumstances.

(c)If you Retire during the first year of the Performance Period (i) after attaining age 60, and (ii) with at least 10 years of service as an executive officer of Applied, then the entire Award shall be forfeited and no amount shall be due or payable to you under the Terms.

7.Change in Control. In the event your employment with the Company is terminated during the Performance Period and within one year following any Change in Control of Applied either by you for Good Reason or by the Company without Cause, then you shall be entitled to vesting of a portion of the Award based on Applied’s actual performance relative to the performance goals for the individual years (partial years shall be prorated by days) in the Performance Period that elapsed prior to your Separation from Service.
In addition, following a Change in Control of Applied, no provision hereof shall operate to reduce any time frame or to limit any economic benefit to which you are entitled under this Award or the Plan.

8.Settlement of Award. Your Award shall be settled, based upon achieved performance goals, in Shares. Except as specifically provided otherwise in this Section 8, any Shares payable with respect to your Award shall be settled within the 75-day period after the end of the Performance Period. Notwithstanding the foregoing, in the event that your Award becomes vested due to a Change in Control, your Award shall be settled in Shares within the 75-day period after such vesting. In the event that any such 75-day period begins in one calendar year and ends in another, you shall not have the right to designate the calendar year of payment. Moreover, notwithstanding the foregoing, if you are a Specified Employee, a distribution of Shares, but only to the extent that such distribution is deemed to be deferred compensation under Section 409A, may not be made until within the 30-day period commencing with the first day of the seventh month following the month of any Separation from Service for reasons other than Change in Control, or if earlier, your death, except as may be otherwise permitted under Section 409A.
9.Payments of Taxes. Upon the vesting of the Award, Applied shall withhold Shares from your award for any federal, state, or local taxes of any kind required by law to be withheld by the Company attributable to the Award.
10.Discretionary Adjustment Following Certain Events. In the event, during the Performance Period, of (i) a merger, a consolidation, an acquisition or divestiture, the issuance or repurchase of a substantial amount of capital stock, a reorganization or restructuring, or any other transaction or series of transactions, or (ii) asset write-downs, or litigation or claim judgments or settlements, or foreign exchange gains or losses, or (iii) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, or (iv) other items of an unusual nature or infrequent occurrence or non-recurring items, then the Committee, in its sole discretion, may adjust the performance goals upon which the vesting of an Award is conditioned, in order to prevent diminution or enlargement of the benefits intended to be conferred by the Award in such manner as the Committee may determine is equitably required by the changes or events. In the event (a) of a stock dividend or stock split or (b) Shares are changed into or exchanged for a different number or kind of securities of Applied or another entity, then the target Award opportunity shall be equitably adjusted. In the event other changes or events relating to the Shares fundamentally change the value of the Shares, then the Committee may make, in its sole discretion, such adjustments in the terms of the Award as the Committee may determine is equitably required by the change or event.
11.Limitation on Rights. The Award shall not confer upon you any rights whatsoever other than those expressly set forth herein, in the Plan or in policies adopted by the Committee, including without limitation any rights as a shareholder in respect of Shares that may become issuable pursuant to the Award until and unless Applied has issued a certificate or certificates for the Shares. Nothing in the Terms shall (i) interfere with or limit in any way Applied’s right to terminate your employment at any time, (ii) confer upon you any right to continued employment with Applied, or (iii) create any contractual or other right to receive additional awards or other Plan benefits in the future.

12.Nonassignability. The Award and the rights granted thereunder are not assignable or transferable, in whole or in part, and may not be otherwise disposed of by you, other than by will or by the laws of descent and distribution.
13.Section 409A Compliance. It is intended that payments under the Award are “short-term deferrals” (as is defined under Section 409A) and, therefore, exempted from coverage under Section 409A, and any interpretations of these Terms shall be consistent with this intent. Notwithstanding such intention, in the event that the Terms, or any portion thereof, and the Award, or any portion thereof, shall be deemed to be governed by Section 409A, such Terms and Award, or portion thereof, shall be interpreted, to the extent applicable, as complying with the provisions of Section 409A.
14.Committee Authority. The Committee shall have conclusive authority, subject to the express provisions of the Plan as in effect from time to time and the Terms, to construe the Terms and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the Committee’s judgment necessary or desirable for the Plan’s administration. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or the Terms in the manner and to the extent it deems expedient to carry the Plan into effect. Except as specifically provided herein, the Terms and the Award shall be subject to all of the Plan’s provisions in effect from time to time, which are incorporated herein by reference.
15.Relationship to the Plan. The Terms are subject to the provisions of the Plan and any administrative policies adopted by the Committee. If there is any inconsistency between the Terms and the Plan or such policies, the Plan and the policies, in that order, shall govern.
16.Severability. The provisions of the Terms are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Requirements of Law. The granting of the Award hereunder shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agency, national securities exchange, or automated quotation system as may be required. Notwithstanding any other provision of the Plan or the Terms, Applied shall not be obligated to issue, deliver, or transfer any Shares, make any distribution of benefits under the Plan or the Terms, or take any other action, unless such delivery, distribution, or action, unless such delivery, distribution, or action is in compliance with all applicable laws, rules, and regulations (including, but not limited to, the requirements of the Securities Act and Section 409A).
18.Successors. All obligations of Applied under the Terms with respect to the Award shall be binding upon any successor to Applied, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all, or substantially all, of the business and/or assets of Applied. Notwithstanding the provisions of Section 4, in the event any such successor does not agree to be bound by the Terms, the Award granted hereunder shall immediately become vested.
19.Applicable Law. The validity, construction, interpretation and enforceability of these terms and conditions shall be determined and governed by the laws of the State of Ohio without giving effect to the principles of conflicts of law.

20.Tax Matters. Applied has made no warranties or representations to you with respect to the tax consequences (including but not limited to income tax consequences) related to the Award or the issuance, transfer, or disposition of Shares pursuant to the Award, and you have been advised to consult with your attorney, accountant and/or tax advisor regarding this Award. Moreover, you acknowledge that Applied has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for you.

(August 2022)

APPLIED INDUSTRIAL TECHNOLOGIES
PERFORMANCE SHARES

BENEFICIARY DESIGNATION

    In the event of my death prior to payment of my Performance Shares award(s), I hereby designate the following beneficiary (or beneficiaries) to receive the benefits, if any, to which I may be entitled under the program.

        Beneficiary (ies)*            Relationship

________________________________________________________________________________________________________________________________________________________________________________________________________________________

* If listing more than one beneficiary, please specify percentage distribution to each beneficiary.

    I understand that my designation of my beneficiary (or beneficiaries) may not be amended except by written notice filed with Applied.

Signature of Executive                Date

Printed Name of Executive

Accepted for Applied:

Signature                        Date

Printed Name                        Title